NYIAX

Managed Services Agreement

This Managed Services Agreement ("**Agreement**") shall be between NYIAX, Inc. ("**NYIAX**") a Delaware Corporation with principal place of business at 244 5th Avenue, Suite 2669, NYC, NY 10001 and Univision Management Co. ("**Company**") having an office at 605 Third Avenue, 12th Floor, New York, NY 10158 in order for Company to utilize certain services provided by NYIAX hereunder ("**Services**") for a specific campaign for PHD Media (the "**Agency**"), for the following Agency campaign: [redacted] ("**Campaign**"), which shall commence on the following date November 1, 2021 ("**Effective Date**"). NYIAX and Company shall also be known as "**Party**" individually or collectively the "**Parties**" within this Agreement. In the event of a conflict between this Agreement and the Advertising Contract (defined below), the terms of the Advertising Contract shall prevail. This Agreement is in no way intended to, and will not, modify, amend, or replace the terms of the insertion order for the Campaign, the IAB Standard Terms and Conditions for Internet Advertising for Media Buys One Year Or Less Version 3.0 as provided by the Agency and the [redacted] deal terms attached as Exhibit A.

1. **NYIAX Contract Management.**

   Agency shall communicate all proposed Campaign details and Terms and Conditions to NYIAX. These details will be provided to Company. Upon acceptance from Company and confirmation of acceptance from Agency, NYIAX shall supply an Advertising Contract ("**Advertising Contract**" means the agreement setting forth the actual purchase or sale of publisher inventory, the serving of advertising inventory, the processing of data related to advertising inventory for analysis, or an insertion order for the Campaign, to which the Services apply) , which will, contain all governing Campaign terms and details. NYIAX represents that it has an agreement in place with the Agency whereunder NYIAX provides Services to the Agency as contemplated hereunder. Services. NYIAX is a contract management platform. NYIAX provides a full contract management suite of services for advertising contract compliance, reconciliation, oversight, invoicing and distribution for advertisers, agencies, publishers, technology providers involved in advertising and others. Utilization of NYIAX services also known as the NYIAX platform is Company's operational frontend and backend for the Campaign.

2. **NYIAX Services for Campaign.**

   NYIAX shall provide the specific Services set forth in the Advertising Contract solely for the Campaign for Agency's Campaign [redacted]. NYIAX shall provide contract management, reconciliation, reporting accounting services, invoicing and distribution of funds throughout the lifecycle of the Campaign. For this service NYIAX shall be entitled to a [redacted] fee ("**NYIAX Fee**"), which will be deducted by NYIAX from the fees due to Company pursuant to the Advertising Contract, after such fees have been reconciled, accepted, invoiced, and paid by the Agency to NYIAX ("**Company Fees**"), where reconciled or reconciliation means the final impression volume and number used to generate invoicing and billing to the Agency representing the advertiser in accordance with the set Advertising Contract. Company shall be paid by NYIAX [redacted] calendar days ("**Remittance Time Period**") after receipt of invoice and payment of the Campaign from the Advertiser or Agency, less solely the NYIAX Fee. NYIAX is the facilitator for the Campaign and adheres to sequential liability, which means only upon receipt of payment of the Campaign by the Advertiser or Agency post reconciliation and agreement by the Advertiser or Agency shall NYIAX remit payment to the Company.

NYIAX

3. **Reconciliation and Reporting:**

   a. NYIAX shall supply the Company with daily reporting from the Advertising Contract term Count (s) of Record where, "**Count(s) of Record**" is defined as the agreed upon sources, selected at the time Advertising Contract formation, which represents the baseline count of delivered ads by terms and conditions of the Campaign. This is a non-exhaustive list and can be amended by mutual agreement of the Agency and Company from time to time. Count(s) of Record may include the following: [redacted] and any other Count (s) of Record the agency so chooses. In the event the Count of Record is from the Company then Company shall supply daily reporting to NYIAX. NYIAX shall provide a monthly reconciliation report, with details broken out by day, in alignment with the delivery reporting associated with the Campaign. At a minimum, NYIAX shall provide Company with all necessary metrics in its reporting so that Company is able to properly determine if any disputes in reporting are present. If Company disputes details of the monthly reconciliation report, notice must be provided in writing within [redacted] business days of receipt of the monthly reconciliation report. NYIAX will work with Company in good faith for a period of not less than [redacted] days to reconcile any disputes Company has with the reconciliation reports on a timely basis. Company has no obligation to provide NYIAX with any data, information, or materials. NYIAX acknowledges and agrees that Company may use and disclose Services, inclusive of reports and information provided therein, in the ordinary course of its business and may disclose such reports and information to its client.

   b. NYIAX shall keep and maintain accurate books and records with respect to the subject matter of this Agreement (including, without limitation, as necessary to demonstrate the amounts due under Section 3(a) (the "**Relevant Records**"). During the Term and for [redacted] months thereafter, Company may, request a one-time review of Relevant Records where the Company will provide NYIAX at least [redacted] business days' written notice, review the Relevant Records for compliance with this Agreement at the Company's expense. Only the Relevant Records may be requested. The review will be at Company's sole cost and expense, unless, with respect to any given review, Company discovers a discrepancy of [redacted] or more of the total amounts due to Company within the applicable period, in which case NYIAX shall, no later than [redacted] business days following receipt of an invoice therefor, reimburse Company for the underpayment and reasonable cost of review where the cost of the review will not exceed [redacted] Company acknowledges and agrees that the Relevant Records will be considered Confidential Information hereunder.

4. **Accounting Services:** Payment from Company shall be provided as per the terms and conditions of the Campaign. Company shall provide a point of contact for communications and accounting details.

5. **Term and Termination.** The term of this Agreement will commence as of the Effective Date and expire upon completion of the Services (the "**Term**"). For the sake of clarity, these terms shall not be precedential as related to future agreements between the Parties. Each Party, in addition to all other rights and remedies that such Party may have at law, in equity, under contract (including,

NYIAX

without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved, may elect to terminate this Agreement, by giving the other Party written notice, if the other Party has materially breached its warranties, duties or obligations hereunder and such misrepresentation or breach is not cured within [redacted] calendar days of its receipt of such notice.

6. **Confidentiality**.

   a. Each Party shall keep confidential and no disclose the existence or terms of this Agreement or any information disclosed to or learned by it about the other Party or its parents, affiliates, or subsidiaries in connection with this Agreement, including financial and business information, strategy, trade secrets, know-how, technical information, specifications, past, present and future operations, partner, client, staff, participant and supplier identities, whether tangible, intangible, visual, electronic or otherwise, together with notes, analysis, compilations, studies or other documents prepared by a Party, its directors, officers, employees, agents and representatives based upon, containing or otherwise reflecting such information ("**Confidential Information**"), except for disclosure: (i) on a "need-to-know" basis to such Party's parents, affiliates, or subsidiaries, and its and their officers, directors, employees, financial or legal advisors, representatives, consultants, service providers, potential financing sources and partners, current or prospective insurers, or to potential buyers or merger partners in the case of mergers or acquisition negotiations; provided that in each of the foregoing cases, the disclosing Party advises the recipient of the confidential nature of the disclosure, the recipient is under appropriate duties of confidentiality to the disclosing Party, and the disclosing Party shall be responsible for any breach of this Section 7 by any such recipient; (ii) to any governmental authority if required by any applicable law or regulation; or (iii) pursuant to order of any court of competent jurisdiction requiring such disclosure; provided that, in the case of clauses (ii) and (iii), the Party compelled to disclose shall notify the other Party in writing a reasonable period of time before making such disclosure, in order to enable the other Party to seek a protective order or to take other appropriate action. The Party compelled to disclose shall also, if so requested, cooperate (at no cost or expense to the cooperating Party) in the other Party's efforts to obtain a protective order or other assurance that the Confidential Information will be accorded confidential treatment by the Party to whom such disclosure is to be made.

   b. "**Confidential Information**" shall exclude information that: (i) is or becomes publicly available through no fault, default or breach of or by the receiving Party; (ii) is or was rightfully acquired by the receiving Party from an independent Person without restriction or obligation of confidentiality and without breach of any agreement or obligation; or (iii) if such information is or was independently developed by the receiving Party without use of or reference to Confidential Information of the other Party.

   c. Each Party shall ensure that each individual who obtains or is in a position to obtain Confidential Information of the other Party understands and has agreed to comply with the applicable obligations in this Section 7.

7. **Representations & Warranties**. Each Party hereby represents, warrants and covenants to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction of its organization; (b) it has the power and authority to enter into this Agreement and to perform fully its obligations hereunder; (c) it is under no contractual or other legal obligations that will interfere with its full, prompt and complete performance hereunder; (d) it has obtained, and will maintain in

full force during the Term, such legal authorization(s) as are necessary to operate its respective platforms and services; and (e) and materials provided by such Party hereunder, including, with respect to NYIAX, the Services, as contemplated hereunder do not infringe or violate any third-party rights, including, without limitation, those related to intellectual property.

8. **Indemnification**.

   a. Each Party hereto (the "**Indemnifying Party**") will indemnify and hold harmless the other Party, its parents, affiliates, subsidiaries, each of their permitted successors and assigns, and their respective owners, officers, managers, members, directors, agents and employees of each (collectively, the "**Indemnified Party**"), from and against any and all thirty-party claims, demands, suits, actions or causes of action (and any and all liabilities, losses, damages, costs and expenses (including reasonable attorney's fees and court costs) arising therefrom or related thereto), (collectively, "**Claims**") to the extent that such Claims arise from or relate to the Indemnifying Party's breach (or alleged breach) of this Agreement.

   b. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim; provided that failure to so notify the Indemnifying Party promptly will relieve the Indemnifying Party of its obligations pursuant to Section 8(a) only to the extent that material prejudice arises from such delay. The Indemnifying Party shall bear the full cost and expense of the defense of any such Claim, and at the Indemnified Party's election, the Indemnifying Party shall undertake, at its sole cost and expense, the defense of any such Claim, using counsel reasonably approved by the Indemnified Party, in which case: (i) the Indemnified Party shall, at the Indemnifying Party's sole cost and expense, cooperate fully in the defense of the Claim; and (ii) the Indemnified Party may, at its sole cost and expense, participate in such defense using counsel of its choosing. The settlement of any Claim, in whole or in part, by the Indemnified Party without the prior written consent of the Indemnifying Party will relieve the Indemnifying Party of any further obligations pursuant to Section 8(a) with respect to such Claim. The Indemnifying Party shall not settle any Claim, in whole or in part, without the prior written consent of the Indemnified Party, unless the Indemnified Party: (w) admits no fault; (x) assumes no liability; (y) incurs no monetary obligations (e.g., to pay damages); and (z) is not obligated to undertake or forego any action.

9. **Disclaimers; Limitation of Liability.** THE NYIAX PLATFORM IS PROVIDED AS AN "**AS IS**" SERVICE. EXCEPT AS OTHERWISE SET FORTH HEREIN EACH PARTY DISCLAIMS ALL IMPLIED AND STATUTORY WARRANTIES, INCLUDING FOR NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR ANY PARTICULAR PURPOSE. TO THE FULLEST EXTENT PERMITTED BY LAW, REGARDLESS OF THE THEORY OR TYPE OF CLAIM NEITHER PARTY MAY BE HELD LIABLE UNDER THIS AGREEMENT OR ARISING OUT OF OR RELATED TO PERFORMANCE OF THIS AGREEMENT FOR ANY LOSS OF PROFIT OR REVENUE, OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE PARTY IS AWARE OR SHOULD HAVE KNOWN THAT SUCH DAMAGES WERE POSSIBLE. THE FOREGOING LIMITATIONS SHALL NOT LIMIT A PARTY'S: (A) PAYMENT OBLIGATIONS UNDER THE AGREEMENT; (B) INDEMNIFICATION OBLIGATIONS HEREUNDER; (C) LIABILITY FOR ANY BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER; OR (D) LIABILITY FOR SUCH PARTY'S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

NYIAX

10. **General Provisions.**

a. All notices and consents in connection with this Agreement must be in writing and delivered personally, electronically delivered via email, or sent via a nationally recognized overnight courier the applicable Party at the address(es) set forth below, unless, by notice, a Party changes such address. All notices shall be deemed given on the date personally delivered or at the time it is delivered to the addressee as indicated by the records of the overnight courier.

NYIAX: NYIAX, Inc.
Attn: Carolina Abenante
William Feldman
900 Easton Avenue
STE 26-1088
Somerset, NJ 08813-1760

Company: Univision Management Co.
[redacted]

with a copy to: [redacted]
Univision Communications Inc.
[redacted]

b. This Agreement is governed by and construed in accordance with the Laws of the State of New York without regard to the conflicts of law rules thereof. The federal and state courts located in the county and state of New York have exclusive jurisdiction to hear and determine any claims, disputes, actions and suits that may arise under or relate to this Agreement and each Party hereby waives its right to make any claim to the contrary..

c. No Party will be liable to any other for any delays, preemptions or other failure to perform due to any cause beyond the control of the affected Party, including, without limitation, an act of God, fire, war, strike, riot, labor dispute, pandemic or other public health crisis, national disaster, terrorist act (a "**Force Majeure Event**") and the obligations of the Parties will be suspended solely in the event, to the extent and for the duration of such Force Majeure Event. In the event of any such failure, the affected Party shall promptly notify the other of the nature and anticipated length of such Force Majeure Event and shall make all reasonable efforts to cure and/or mitigate any such failures.

d. This Agreement, together with all exhibits, schedules, and attachments thereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified except in a writing executed by the Parties. Upon execution of this Agreement, all prior agreements and understandings of the Parties related to the subject matter of this Agreement are null and void. .

NYIAX

e. The failure of either Party to insist upon strict performance of any provision of this Agreement is not a waiver of any subsequent breach of the same or similar nature. Any waiver of any provision of this Agreement must be in writing and signed by the Party against whom the waiver is sought to be enforced. The language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against either Party; each Party hereby acknowledges that this Agreement was fully negotiated by the Parties and that, therefore, no provision of this Agreement may be interpreted against either Party because such Party or its legal representative drafted the provision. The headings used herein are intended for convenience only and will not be used to interpret the meaning of any provision. The invalidity or unenforceability of any provision (or portion thereof) of this Agreement will in no way affect the validity or enforceability of any other provision (or portion thereof). All rights and remedies herein will be in addition to all other rights and remedies to which a Party may be entitled at law, in equity, under contract (including, without limitation, this Agreement) or otherwise, all of which are hereby expressly reserved.

f. Neither Party will be, nor will hold itself out to be, the agent of the other Party. The Parties are independent contractors, and this Agreement does not create an agency, partnership, or joint venture.

g. The provisions in this Agreement that logically survive the expiration or termination of this Agreement in order to give effect to their intent and meaning will so survive. In addition, and without limiting the foregoing, Sections 3 and 6-10 of this Agreement will survive the expiration or termination of this Agreement.

h. Notwithstanding anything to the contrary in this Agreement, NYIAX does not guarantee any Service will be operable at all times or during any downtime caused by outages to any public Internet backbones, networks, or servers, any failures of equipment, systems, or local access services, or for previously scheduled maintenance; provided, however, that NYIAX represents and warrants that it will at all times during provision of the Services take commercially reasonable efforts to ensure the operation of the Services and will schedule any maintenance (if any) during times so as to minimize any impact on the Services contemplated hereunder.

i. The Parties may execute this Agreement in counterparts, including PDF, and other electronic copies, which taken together will constitute one instrument, and nothing in this Agreement, nor any modification, or supplement, will be legally binding upon the Parties until executed by each Party in accordance with the terms hereof.

Each Party's signature below signifies the willingness of the Parties to proceed and to be bound by the terms of this Agreement.

NYIAX	Univision Management Co.
By: DocuSigned by: Erin Gorky D21FA1BF2AFC43D...	By: [redacted]
Print Name Erin Gorky	Print Name [redacted]
Title VP, Agency Partnerships	Title [redacted]
Date October 14, 2021	Date [redacted]